UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 27, 2007
EZCORP, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-19424 (Commission File Number)	74-2540145 (I.R.S. Employer Identification No.)

1901 CAPITAL PARKWAY AUSTIN, TEXAS (Address of principal executive offices)	78746 (Zip Code)
Registrant’s telephone number, including area code:
(512) 314-3400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
INCENTIVE COMPENSATION PROGRAM FOR SENIOR MANAGEMENT TEAM
On September 27, 2007, EZCORP, Inc. (“EZCORP”) adopted and approved a fiscal year 2008 Incentive Compensation Program (the “ICP”). The ICP is an annual plan for EZCORP’s executive officers and key employees (collectively the “Participants”). The ICP provides each of the Participants an opportunity to receive an annual incentive cash bonus based on EZCORP’s financial performance as a company and the Participant’s personal performance during fiscal 2008. The Compensation Committee of the Board of Directors approved the Participants to be included in the ICP and the level of participation for each Participant. The Board of Directors approved the financial company objectives.
The key terms of the ICP and the criteria for awarding bonuses under the ICP for the fiscal year ending September 30, 2008 are:
•	Each Participant’s target bonus is determined as a percentage of base pay. Each Participant may have a Financial Performance Component and/or Personal Component discussed below. The percentages vary by position.

•	EZCORP’s financial performance during fiscal 2008 will be measured by its net income, which may be adjusted for any special items, charges or credits pursuant to the terms of the ICP (the “Financial Performance Component”). The Financial Performance Component payout ranges from 0% to 150% of the Financial Performance Component target bonus for each Participant depending on the level of net income achieved. The Compensation Committee of the Board of Directors may elect to translate the net income objective to an earnings per diluted share objective and utilize that objective for specific Participants. The Compensation Committee, in its sole discretion, may adjust the number of shares used in the calculation of earnings per share to take into account any unusual special occurrences that may have unfairly impacted the calculation.

•	The Participant’s performance during fiscal 2008, in accomplishing defined personal (financial or non-financial) objectives, which are intended to enhance and support EZCORP’s strategic initiatives (the “Personal Component”). The Personal Component payout ranges from 0% to a maximum of 100% of the Personal Component target bonus for each Participant. No Personal Component payout is allowed unless EZCORP’s net income is at least 92% of the target net income (as described above).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
EZCORP, INC.
(Registrant)

Date: September 27, 2007	By:	/s/ Daniel N. Tonissen
(Signature)
Senior Vice President, Chief Financial Officer, and Director